                                                                   EXHIBIT 10.17
--------------------------------------------------------------------------------

                            ASSET PURCHASE AGREEMENT

                                 by and between

                          TELESPECTRUM WORLDWIDE INC.,
                           (a Delaware corporation),

                           FIRSTSERVICE CORPORATION,
                           (an Ontario corporation),

                     DDS DYMENT DISTRIBUTION SERVICES LTD.
                           (an Ontario corporation),

                              DDS HARRIS, LIMITED
                           (a Delaware corporation),

                                      and

                        DDS HARRIS FULFILLMENT, LIMITED
                           (a Delaware corporation).


                           Dated as of March 10, 1998


--------------------------------------------------------------------------------

                               TABLE OF CONTENTS
                               -----------------

  Section                                                       Page
  -------                                                       ----
1.   Definitions.............................................   -1-
     -----------

2.   Purchase and Sale of the Business and Purchased Assets..   -6-
     ------------------------------------------------------

3.   Closing.................................................   -9-
     -------

4.   Representations and Warranties of the Seller............   -10-
     --------------------------------------------

5.   Representations and Warranties of the Buyer.............   -19-
     -------------------------------------------

6.   Certain Agreements......................................   -19-
     ------------------

7.    Conditions of the Business Pending Closing.............   -22-
      ------------------------------------------

8.   Conditions Precedent to the Obligations of the Buyer....   -23-
     ----------------------------------------------------

9.   Conditions Precedent to the Obligations of the Seller...   -23-
     -----------------------------------------------------

10.    Indemnification.......................................   -24-
       ---------------

11.    Termination...........................................   -26-
       -----------

12.    Payment of Expenses...................................   -27-
       -------------------

13.    Contents of Agreement.................................   -27-
       ---------------------

14.    Amendment, Parties in Interest, Assignment, Etc.......   -27-
       -----------------------------------------------

15.    Interpretation........................................   -27-
       --------------

16.    Notices...............................................   -27-
       -------

17.    Remedies; No Third-Party Beneficiaries................   -29-
       --------------------------------------

18.    Communications........................................   -29-
       --------------

19.    Governing Law; Waiver of Jury Trial...................   -29-
       -----------------------------------

20.    Counterparts..........................................   -29-
       ------------

21.    Consent to Jurisdiction; Service of Process, etc......   -29-
       -------------------------------------------------

22.    Further Assurances....................................   -30-
       ------------------

                            ASSET PURCHASE AGREEMENT


     THIS ASSET PURCHASE AGREEMENT is made as of March [10], 1998, by and among TeleSpectrum Worldwide Inc., a Delaware corporation (the "Seller"), FirstService Corporation, an Ontario corporation ("FirstService"), DDS Dyment Distribution Services Ltd., an Ontario corporation ("DDS"), DDS Harris, Limited, a Delaware corporation ("DHL"), DDS Harris Fulfillment, Limited, a Delaware corporation ("DHFL"). FirstService, DDS, DHL and DHFL are sometimes collectively referred to herein as the "Buyer".

                                   Background
                                   ----------

     Through its Harris Division (the "Division"), the Seller is engaged in the business of the provision of direct mail and fulfillment services. The Buyer desires to purchase all of the assets of the Seller used or held for use by it exclusively in conducting the Division's business on a going concern basis and the Seller desires such assets to be sold, all on the terms and subject to the conditions of this Agreement.

     NOW, THEREFORE, in consideration of and reliance on the respective representations, warranties and covenants contained herein and intending to be legally bound hereby, the parties hereto agree as follows:

  1. Definitions.   For convenience, certain terms used in more than one part of
     -----------
this Agreement are listed in alphabetical order and defined or referred to below (such terms as well as any other terms defined elsewhere in this Agreement shall be equally applicable to both the singular and plural forms of the terms defined).

     "Accounts Receivable" means as of any date any trade accounts receivable (billed and unbilled), notes receivable, bid or performance deposits, employee advances and other miscellaneous receivables included in the Purchased Assets.

     "Affiliates" means, with respect to a particular party, Persons controlling, controlled by or under common control with that party, as well as the officers, directors and majority-owned Persons of that party and of its
other Affiliates.   For the purposes of the foregoing, ownership, directly or
indirectly, of 20% or more of the voting stock or other equity interest shall be deemed to constitute control.

     "Agreement" means this Agreement and the Exhibits and Disclosure Letter hereto.

     "Assumed Liabilities" is defined in Section 2.3.

     "Assets" means all of the assets, properties, goodwill and rights of every kind and description, real and personal, tangible and intangible (including goodwill), wherever situated and whether or not reflected in the Financial Statements, that are owned or possessed by the Division and used or held for use in connection with the operation of the Business.

     "Balance Sheet" means the balance sheet of the Division as at December 31, 1997.

     "Balance Sheet Date" means December 31, 1997.

     "Benefit Plans" means all employee benefit plans of Seller within the meaning of Section 3(3) of ERISA and any related or separate Contracts, plans, trusts, programs, policies, arrangements, practices, customs and understandings, in each case whether formal or informal, that provide benefits so described in ERISA Sections 3(1) or 3(2) to any present or former employee of Seller, or present or former beneficiary, dependent or assignee of any such employee or former employee, including, without limitation, all incentive, bonus, deferred compensation, vacation, holiday, medical, disability, share purchase or other similar plans, policies, programs, practices or arrangements.

     "Business"means the entire existing business conducted by the Division and the operations, facilities and other Assets of the Seller that are used or held for use exclusively in conducting such business.

     "Buyer" is defined in the preamble.

     "Charter Documents" means an entity's certificate or articles of incorporation, certificate defining the rights and preferences of securities, articles of organization, general or limited partnership agreement, operating agreement, certificate of limited partnership, joint venture agreement or similar document governing the entity.

     "Closing" is defined in Section 3.1.

     "Closing Date" is defined in Section 3.1.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Confidential Information" means any confidential information or trade secrets of the Seller which are exclusively related to the Business and treated as confidential by the Seller.

     "Contract" means any written contract, agreement, lease, plan, instrument or other document or commitment, arrangement, undertaking, practice or authorization that is binding on any Person or its property under applicable law.

     "Conveyance Documents" means collectively the Bill of Sale and Assignment and Assumption Agreement in substantially the form attached as Exhibit A hereto.

     "Court Order" means any judgment, decree, injunction, order or ruling of any Federal, state, local or foreign court or governmental or regulatory body or arbitrator or authority that is binding on any Person or its property under applicable law.

     "Damages" means any Liabilities, claims, demands, judgments, settlement payments, losses, costs, fees, liens, penalties, interest, damages and expenses whatsoever (including reasonable attorneys', consultants' and other professional fees and disbursements of every kind, nature and description incurred by such Person in connection therewith), but excluding any consequential damages.

     "Default" means (a) a breach, default or violation, (b) the occurrence of an event that with or without the passage of time or the giving of notice, or both, would constitute a breach, default or violation, cause an Encumbrance to arise or give rise to a right to receive Damages or (c) with respect to any Contract, the occurrence of an event that with or without the passage of time or the giving of notice, or both, would give rise to a right of termination, renegotiation or acceleration or a right to receive Damages.

     "Disclosure Letter" means the Disclosure Letter of the Seller delivered pursuant to Section 4.

     "Division" is defined in the Background Section of this Agreement.

     "Encumbrances" means any lien, mortgage, security interest, pledge, restriction, defect of title or other claim, charge or encumbrance of any nature whatsoever.

     "Environmental Condition" is defined in Section 4.13(b).

     "Environmental Law" is defined in Section 4.13(b).

     "Employment Agreement" means the mutually acceptable Employment Agreement between the Buyer and Bruce Shorle in substantially the form attached as Exhibit B hereto.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     "Escrow Agreement" means the Escrow Agreement among the Buyer and the Seller in substantially the form attached as Exhibit C hereto.

     "Excluded Assets" is defined in Section 2.2.

     "Excluded Liabilities" is defined in Section 2.4.

     "Financial Statements" is defined in Section 4.4.

     "GAAP" means United States generally accepted accounting principles.

     "Hazardous Substances" means (i) any "hazardous substance" as defined by the federal Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. (S)(S) 9601 et seq., (ii) any "extremely hazardous substance,"
                           -- ----
"hazardous chemical," or "toxic chemical" as those terms are defined by the federal Emergency Planning and Community Right-to-Know Act, 42 U.S.C. (S)(S) 11001 et seq., (iii) any "hazardous waste," as defined under the federal Solid
      -- ----
Waste Disposal Act, as amended by the Resource Conservation and Recovery Act, 42 U.S.C. (S)(S) 6901 et seq., (iv) any "pollutant," as defined under the federal
                   -- ----
Water Pollution Control Act, 33 U.S.C. (S)(S) 1251 et seq., (v) any pesticide as
                                                   -- ----
defined by the federal Insecticide, Fungicide, and Rodenticide Act 7 U.S.C.
(S)(S) 136 et seq., (vi) any source material, special nuclear material, or
           -- ----
byproduct material as defined by the Atomic Energy Act of 1954 42 U.S.C. (S)(S) 2011 et seq., as any of such laws in clauses (i) through (vi) may be amended
     -- ----
from time to time, and (vii) any regulated substance or waste under any Laws or Court Orders that currently exist.

     "Holdback" means the sum of $250,000 to be paid to Escrow Agent pursuant to the terms of the Escrow Agreement.

     "Indemnified Buyer Party" is defined in Section 10.1.

     "Indemnified Seller Party" is defined in Section 10.2.

     "Independent Accounting Firm" is defined in Section 2.7.

     "Intellectual Property" means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications and patent disclosures, together with all reissuances, continuances, continuations in part, revisions, examinations and reexaminations thereof (b) all trademarks, service marks, trade dress, logos, trade names together with all translations, adaptations, derivations, and combinations thereof and including the goodwill continuation as associated therewith, and all applications, registrations and renewals in connection therewith; (c) all copyrightable works, all copyrights and all applications, registrations and renewal in connection therewith; (d) all mask works and all applications, registrations and renewals in connection therewith; (e) all trade secrets and confidential business information (including ideas, research and development, know how, formulas, techniques, customers and supplier lists, pricing and cost information and business and marketing plans and proposals; (f) all computer software (including data and related documentation); (g) all other proprietary rights; and (g) all copies and tangible embodiments (in whatever form or medium).

     "Inventory" means any inventory, including raw materials, supplies, work in process and finished goods.

     "Knowledge of the Seller" means the actual knowledge, after reasonable investigation, of any of the Seller's current Chief Executive Officer (J. Brian O'Neill), Chief Financial Officer (Richard C. Schwenk) or Director of Acquisitions (Kevin Mullin) or its President of the Division (Bruce Shorle).

     "Law" means any statute, law, common law, ordinance, regulation, order, rule or other provision having the force or effect of law, of any Federal, state, local, foreign or other governmental agency or body or of any other type of regulatory body, including those covering environmental, energy, safety, health, transportation, bribery, record keeping, zoning, antidiscrimination, antitrust, wage and hour, and price and wage control matters, in each case as presently in effect.

     "Liability" means any direct or indirect liability, indebtedness, obligation, expense, claim, loss, damage, deficiency, guaranty or endorsement of or by any Person, known or unknown, absolute or contingent, accrued or unaccrued, due or to become due, liquidated or unliquidated, asserted or unasserted including any liability for Taxes.

     "Litigation" means any lawsuit, action, arbitration, administrative or other proceeding or criminal prosecution or, to the knowledge of an applicable Party, any governmental investigation or inquiry.

     "Material Adverse Effect" means a material adverse effect on the Division's financial condition or results of operations.

     "Ordinary course" or "ordinary course of business" means the ordinary course of business that is consistent in nature, frequency and, where relevant, amount with past practices of the Division.

     "Permit" means any governmental permit, license, registration, certificate of occupancy, approval and other authorization.

     "Person" means any natural person, corporation, partnership, proprietorship, association, trust or other legal entity, including a governmental entity (or any department, agency or political subdivision thereof).

     "Personal Property Leases" is defined in Section 4.8.

     "Purchase Price" is defined in Section 2.5.

     "Purchased Assets" are defined in Section 2.1.

     "Real Estate Leases" is defined in Section 4.6.

     "Real Property" is defined in Section 4.6.

     "Required Consents" is defined in Section 4.3.

     "Tax" means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs, duties, capital, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, transfer, use, registration, value added, alternative or add-on minimum, or other tax of any kind whatsoever including any interest, penalty or addition thereto whether disputed or not.

     "Tax Return" means any return, declaration report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment hereof.

     "Trademarks" means registered trademarks, registered service marks, trademark and service mark applications and unregistered trademarks and service marks.

     "Transaction Documents" means this Agreement, the Disclosure Letter, the Escrow Agreement, the Employment Agreement and the Conveyance Documents.

     "Transactions" means the purchase and sale of the Purchased Assets and the consummation of the other transactions contemplated by this Agreement.

 2.  Purchase and Sale of the Business and Purchased Assets.
     ------------------------------------------------------

     2.1  The Purchased Assets.  The Seller, subject to the terms and conditions
          --------------------
of this Agreement, shall sell, transfer, convey and deliver to the Buyer all of its right, title and interest in all of the Assets (collectively, the "Purchased Assets") that are listed on Exhibit 2.1 hereto.

     2.2  The Excluded Assets.  Notwithstanding anything to the contrary in
          -------------------
Section 2.1, the Assets (collectively, the "Excluded Assets") of the Seller that are not listed on Exhibit 2.1 hereto are not included in the Purchased Assets.

     2.3  Assumed Liabilities.  At the Closing, the Buyer shall assume and
          -------------------
thereafter in due course timely pay and fully satisfy all obligations (collectively, the "Assumed Liabilities"):

          (a) incurred on or after the Closing Date under all Contracts and Permits that are conveyed to the Buyer as Purchased Assets pursuant to the terms and conditions hereof;

          (b) any and all Liabilities relating to the Business that are listed on Exhibit 2.3 hereto; and

          (c) all other Liabilities incurred after the Closing by the Buyer in the operation of the Business.

     2.4  Excluded Liabilities.  Except as expressly assumed pursuant to Section
          --------------------
2.3, the Buyer shall not, by virtue of its purchase of the Purchased Assets or otherwise in connection with the Transactions, assume or become responsible for any Liabilities (collectively, the "Excluded Liabilities") of the Seller, including, (a) Liabilities for any Taxes, (b) Liabilities relating to the violation of any Law, (c) tort Liabilities, (d) Liabilities from claims arising under any Contract or Permit not expressly assumed by the Buyer hereunder; and
(e) Liabilities for claims arising under any Contract or Permit to the extent such claim is based on acts or omissions of any Person that occurred prior to the Closing and (f) any environmental Liabilities resulting from Environmental Conditions caused or resulting from any actions or omissions of Seller or any agent, predecessor, or Affiliate of Seller, including any Person hired by the Seller to dispose of any Hazardous Substance generated by the Seller.

     2.5  Purchase Price.
          --------------

          (a) The aggregate price paid by the Buyer to Seller (the "Purchase Price") for the purchase of the Purchased Assets shall be the sum of (i) $23,000,000, (ii) the Contingent Payment and (iii) the assumption of the Assumed Liabilities.

          (b) The Contingent Payment shall be equal to the sum of (i) the amount obtained by multiplying 5.5 by the amount obtained by subtracting (x) $4,700,000 from (y) 1999 EBITDA and (ii) the amount obtained by multiplying 5.5 by the amount obtained by subtracting (x) $4,700,000 from (y) 2000 EBITDA. Notwithstanding the foregoing, the Contingent Payment shall be limited to $4,000,000 in the aggregate.

For purposes hereof:

     "EBITDA" shall mean the earnings before interest, taxes, depreciation and amortization of the Division.

     "1999 EBITDA" shall mean the EBITDA during the 12 month period beginning on April 1, 1998 and ending on March 31, 1999.

     "2000 EBITDA" shall mean the EBITDA during the 24 month period beginning on April 1, 1998 and ending on March 31, 2000, divided by 2.

EBITDA shall be calculated in accordance with GAAP, consistently applied in all material respects with the Audited Financial Statements, provided that, notwithstanding the foregoing:

          (i) any management or overhead expenses allocated to the Division during the Applicable Measurement Period shall be disregarded in determining EBITDA;

          (ii) any interest costs or other financing expenses incurred or allocated to the Division will be disregarded in determining EBITDA, except to the extent that the proceeds of such financing are either (x) applied to the refinancing of third party debt outstanding on the Closing Date and included in the Assumed Liabilities or (y) applied to transactions effected by the Division in the ordinary course of its business;

          (iii) all revenues, income and expenses associated with any acquisition of any operating businesses or entities by the Buyer (or any of their respective subsidiaries) during the Applicable Measurement Period shall be disregarded in calculating EBITDA;

          (iv) for the purposes of calculating EBITDA, the Transactions shall be deemed to have been consummated by April 1, 1998;

          (v) any accounting charges or effects resulting from the Transactions, including any amortization or depreciation expenses relating to or resulting from the writeup of goodwill or assets resulting from, or as charges against the earnings or revenues of, the Transactions shall be disregarded for the purposes of calculating EBITDA;

          (vi) the salaries of a sales manager, a production manager, two sales professionals and two accounting department employees, the expenses relating to moving to a new building and the additional rental costs for the new building, shall be included in expenses of the Division in determining EBITDA.

     (c) The Buyer shall compute the 1999 and 2000 EBITDA on a basis consistent with Section 2.5(b) and deliver to the Seller a statement (each a "Statement") as soon as reasonably practicable after each of April 1, 1999 and 2000, but no later than May 15 in each such year. The Buyer shall provide with each Statement a copy of its detailed calculation of the EBITDA that will allow the Seller a reasonable opportunity to assess the applicable EBITDA. The Buyer shall pay the Seller the amount of any Contingent Payment that is set forth on each Statement via wire transfer (pursuant to instructions provided by Seller for that purpose) on the same day that it delivers such Statement to the Buyer. Notwithstanding anything in this Section 2.5 to the contrary, if the Seller disputes the determination of EBITDA as set forth on any such Statement, then Seller shall notify the Buyer in writing of such dispute and specify the amount thereof and the reason for the dispute within 45 business days after its receipt of the applicable Statement. If the parties hereto cannot resolve any such dispute which would affect the EBITDA as set forth on any Statement, then such dispute shall be resolved by a big-six accounting firm independent of the parties (an "Independent Accounting Firm"). The determination of the Independent Accounting Firm shall be made as promptly as practicable and shall be final and binding upon the parties, absent manifest error which error may only be corrected by such Independent Accounting Firm. The costs of the Independent Accounting Firm shall be borne by the party (either Seller or the Buyer) whose determination of EBITDA was further from the determination of the Independent Accounting Firm. Once EBITDA is finally determined with respect to any Statement, any Contingent Payment which was not previously paid shall be paid via wire transfer (pursuant to instructions provided by Seller for that purpose) within three business days after the such final determination; provided that in the event that any Contingent Payment was not paid to the Seller on the date a Statement was delivered is determined to be due to the Seller, the Seller shall receive such additional Contingent Payment plus interest which shall accrue at the rate of 10% during the period from April 1 of the applicable year through the date that such portion of the Contingent Payment is actually paid by the Buyer.

     2.6  Post-Closing Adjustment to Purchase Price.   As soon as commercially
          -----------------------------------------
reasonable after the Closing, but in any event within 60 days after the Closing, the Seller shall prepare, in accordance with GAAP consistently applied in all material respects with the Audited Financial Statements, a statement of assets and liabilities of the Division as of March 31, 1998 (the "Closing Date Balance Sheet") which shall include a description of the material transactions between the Seller and the Division. If the amount obtained from subtracting (i) the Assumed Liabilities, plus an interest factor equal to $5,356 multiplied by the number of days remaining in the month of March 1998, following the Closing Date, from (ii) the Purchased Assets as at the end of business on the Closing Date Balance Sheet is less than $5,448,700 (such amount is subject to final adjustment, employing the same methodologies, upon the delivery of the audit opinion covering the Audited Financial Statements), such amount (such deficiency amount, if any, is referred to as the "Net Worth Deficiency"), shall be deducted from the Purchase Price. If the amount obtained from subtracting (i) the Assumed Liabilities (such amount is subject to final adjustment upon the delivery of the audit opinion covering the Audited Financial Statements) from
(ii) the Purchased Assets as at the end of business on the Closing Date Balance Sheet is greater than $5,448,700 (such amount is subject to final adjustment, employing the same methodologies, upon the delivery of the audit opinion covering the Audited Financial Statements), such amount (such excess amount, if any, is referred to as the "Net Worth Excess") shall be added to the Purchase Price, less the foregoing interest factor set forth in this Section 2.6(i). Notwithstanding anything in this Section 2.6 to the contrary, if there is any Net Worth Deficiency or Excess, and any party hereto disputes any item contained on the Closing Date Balance Sheet, such party shall notify the other parties in writing of each disputed item, and specify the amount thereof in dispute within 30 business days after the delivery of the Closing Date Balance Sheet. If the parties cannot resolve any such dispute which would eliminate or reduce the amount of the Net Worth Deficiency or Excess, as applicable, then such dispute shall be resolved by an Independent Accounting Firm. The determination of the Independent Accounting Firm shall be made as promptly as practicable and shall be final and binding on the parties, absent manifest error which error may only be corrected by such Independent Accounting Firm. Any expenses relating to the engagement of the Independent Accounting Firm shall be allocated between the Buyer and the Seller so that the Seller's share of such costs shall be in the same proportion that the aggregate amount of the disputed amounts submitted to the Independent Accounting Firm that are unsuccessfully disputed by the Seller (as finally determined by the Independent Accounting Firm) bears to the total amount of such disputed amounts so submitted to the Independent Account Firm.

Upon the final resolution of any Net Worth Deficiency or Excess in accordance with this Section 2.6, the amount of such Net Worth Deficiency or Excess shall be paid to the Buyer or the Seller as applicable within 5 business days after such final resolution. If such final resolution results in a Net Worth Deficiency, the Buyer and the Seller shall instruct the Escrow Agent to distribute (i) that portion of the Holdback to the Buyer for the purpose of satisfying such Net Worth Deficiency and (ii) any remaining balance of the Holdback to the Seller. Because the Closing Date may precede March 31, 1998, the end of the Buyer's fiscal year, and the intent of the parties is for the earnings, if any, that accrue during the period (the "Stub Period") between the Closing Date and March 31, 1998 are to accrue to the benefit of the Seller and the losses, if any, that accrue during the Stub Period are to accrue to the detriment of the Seller, during the Stub Period, the Business shall be operated by the DHL and DHFL in the ordinary course and neither DHL or DHFL shall make any distributions of any Assets associated with the Business or incur any intercompany or other Liability with any Affiliate.

     2.7  Allocation of the Purchase Price.  The Purchase Price shall be
          --------------------------------
allocated, for all purposes (including financial, accounting and tax purposes) among the Purchased Assets as set forth on Exhibit 2.7. The Seller and the Buyer shall prepare their respective Federal, state, provincial and local tax returns and financial reports employing the allocation set forth on Exhibit 2.7. The Seller and the Buyer shall give prompt notice to each other of the assertion of any proposed deficiency or adjustment by any taxing authority or agency with respect to such allocation.

 3.  Closing.
     -------

     3.1  Location; Date.  The closing of the Transactions (the "Closing") shall
          --------------
take place at the offices of Morgan, Lewis & Bockius LLP, 2000 One Logan Square, Philadelphia, Pennsylvania 19103 on the business day immediately following the satisfaction of (or waiver by the party entitled to the benefit of) the conditions set forth in Sections 8 and 9, or at such other place, date and time as the parties may agree in writing. The date on which the Closing occurs is referred to herein as the "Closing Date."

     3.2  Closing Deliveries.  In connection with the completion of the
          ------------------
Transactions at the Closing,

          (a)  the Buyer shall deliver or cause to be delivered:

               (i) $23,000,000 via wire transfer to Mellon Bank, ABA #
          and Account #               for the benefit of TeleSpectrum Worldwide
          Inc.;

               (ii) executed counterparts of the Employment Agreement, the Escrow Agreement and the Conveyance Documents;

               (iii) a legal opinion of Fogler & Rubinoff in substantially the form attached as Exhibit 3.2 (a) hereto; and

               (iv) such other agreements, documents and instruments contemplated by this Agreement and such other items as may be reasonably requested; and

          (b)  the Seller shall deliver or cause to be delivered:

               (i) executed copies of the Escrow Agreement and Conveyance Documents;

               (ii) a legal opinion of Morgan, Lewis & Bockius LLP in substantially the form attached as Exhibit 3.2(b) hereto; and

               (iii) such other agreements, documents and instruments contemplated by this Agreement and such other items as may be reasonably requested.

  4. Representations and Warranties of the Seller.  Except as set forth in a
     --------------------------------------------
letter dated the date of this Agreement, executed by the Seller and containing information required by this Agreement and exceptions to the representations and warranties of the Companies under this Agreement (the "Disclosure Letter"), the Seller hereby represents and warrants to the Buyer that the statements contained in Section 4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were SUBSTITUTED for the date of this Agreement).

     4.1  Corporate Status.  The Seller is a corporation duly organized, validly
          ----------------
existing and in good standing under the laws of the State of Delaware, and with respect to the Business, is qualified to do business as a foreign corporation and is in good standing in each jurisdiction where it is required to be so qualified, except where the failure to so qualify would not have a Material Adverse Effect. The Seller is not insolvent and will not be rendered insolvent upon the consummation of the Transactions.

     4.2  Authorization.  The Seller has the full corporate power and authority
          -------------
to own its property and carry on the Business as currently conducted, and to execute and deliver the Transaction Documents and to perform its obligations hereunder. Such execution, delivery and performance by the Seller have been duly authorized by all necessary corporate action. Each Transaction Document executed and delivered by the Seller has been duly executed and delivered by the Seller and constitutes a valid and binding obligation of the Seller, enforceable against it in accordance with its terms.

     4.3  Consents and Approvals.  There is no Litigation pending, or to the
          ----------------------
knowledge of Seller, threatened, by or against or affecting Seller in connection with or relating to the Transactions or any action to be taken in connection herewith or therewith or the consummation thereof. Except for the consents specified in the Disclosure Letter (the "Required Consents") and the required filing under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), neither the execution or delivery by Seller of the Transaction Documents to which it is a party, nor the performance of the Transactions to be performed by it thereunder, will require any filing, consent or approval, constitute a Default or cause any payment obligation to arise under (a) any Law or Court Order known to Seller to which Seller is subject, (b) the Charter Documents or bylaws of Seller or (c) any Contract, Permit or other document to which Seller is a party or by which the Business or Purchased Assets may be subject.

     4.4  Financial Statements and Balance Sheet.  The Disclosure Letter
          --------------------------------------
includes complete copies of financial statements (including the notes thereto) of the Division consisting of balance sheets of the Division as of December 31, 1996 and 1997 and the related statements of income for the years then ended (collectively, the "Unaudited Financial Statements"). Prior to the Closing, the

Disclosure Letter will be updated to include complete copies of financial statements (including the notes thereto) of the Division consisting of a balance sheet of the Division as of December 31, 1997 and the related statement of income for the year then ended which have been audited and reported on by Arthur Andersen LLP (the "Audited Financial Statements, and together with the Unaudited Financial Statements, the "Financial Statements"), which balance sheet and statement of income shall contain amounts of stockholders' equity and net income that are not less than that reported on the Unaudited Financial Statements at December 31, 1997 and for the year then ended, respectively. Except as set forth on the Disclosure Letter, the Financial Statements are in all material respects consistent with the books and records of the Seller and include all material costs incurred in the operation of the Division, and there are no transactions required by GAAP, applied on a consistent basis, to be recorded in the books and records that have not been recorded in the books and records underlying such Financial Statements and such books and records are accurate and complete. Except as set forth on the Disclosure Letter, the Financial Statements have been prepared in accordance with GAAP consistently applied and present fairly the financial position and assets and liabilities of the Division as of the date thereof and its results of its operations for the year then ended. Except as set forth in the Disclosure Letter, the balance sheet included in the Financial Statements does not include any material assets that are not intended to constitute part of the Business or the Purchased Assets after giving effect to the Transactions. Except as set forth in the Disclosure Letter, the income statement included in the Financial Statement do not reflect any material operations that are not intended to constitute part of the Business or the Purchased Assets after giving effect to the Transactions. The balance sheet that is included in the Financial Statements is referred to herein as the "Balance Sheet" and the date thereof is referred to as the "Balance Sheet Date."

     4.5  Title to Purchased Assets and Related Matters.  Except as set forth in
          ---------------------------------------------
the Disclosure Letter, the Seller has valid (good and marketable with respect to the Real Property owned by the Seller) title to, valid leasehold interests in or valid licenses to use, all of the Purchased Assets, in each case, free from any Encumbrances. Except as set forth in the Disclosure Letter, the Purchased Assets are all in the possession or under the control of the Seller and consist of all of the material assets of the Seller that are exclusively employed and required by the Seller in connection with the Business as it is now being operated. The tangible personal property included in the Purchased Assets is in all material respects (a) in good working condition and reasonable repair, subject to normal wear and tear, (b) usable in the ordinary course of business and (c) in conformity with all applicable Laws relating to its use and operation. Upon the consummation of the Transactions, the Buyer will receive valid title (good and marketable with respect to the Real Property), in each case free and clear of all Encumbrances.

     4.6  Real Property.  The Disclosure Letter describes all real estate used
          -------------
in the operation of the Business and the improvements (including buildings and other structures) located on such real estate (collectively, the "Real Property"), identifies which Real Property is owned and which is leased, and lists any leases under which any such Real Property is possessed by the Seller or leased by the Seller to others (the "Real Estate Leases"). To the knowledge of Seller, all of the buildings and structures included in the Real Property are structurally sound, and all of the heating, ventilating, air conditioning, plumbing, sprinkler, electrical and drainage systems, elevators and roofs, and all other fixtures, equipment and systems at or serving such Real Property are generally in good condition, repair and working order (normal wear and tear excepted) and are generally adequate for the present use of the Real Property by the Seller in conducting its Business, and there is no condition which will result in the termination of the present access from the Real Property to such utility services and other facilities. The Seller has not received any notice, oral or written, and has no reason to believe, that any governmental body having jurisdiction over any Real Property intends to exercise the power of eminent domain or a similar power with respect to all or any part of the Real Property. The Seller has not received any notice, oral or written, from any governmental body, and has no reason to believe, that any of the Real Property or any improvements erected or situate thereon, or the uses conducted thereon or therein, violate any Laws of any governmental body having jurisdiction over such Real Property. The Seller has not received any notice from the holder of any mortgage, from any insurance agent of Seller which has issued a policy with respect to any of the Real Property or from any board of fire underwriters (or other body exercising similar functions) claiming any defects or deficiencies in any of the Real Property or suggesting or requesting the performance of any repairs, alterations or other work to any of the Real Property. The Seller has heretofore delivered to the Seller copies of all title reports and title insurance policies received or held by the Seller.

     4.7  Certain Personal Property.  The Seller has delivered to the Buyer a
          -------------------------
complete fixed asset schedule, describing and specifying the location of all items of tangible personal property that are included in the Balance Sheet with a book value in excess of $25,000. Except as set forth in the Disclosure Letter, since the Balance Sheet Date and with respect to the Business, the Seller has not (i) acquired any items of tangible personal property that has, in any case, a carrying value in excess of $5,000, or an aggregate carrying value in excess of $50,000 or (ii) disposed of any items of tangible personal property (other than inventory) that have, in any case, an initial carrying value in excess of $5,000, or an initial aggregate carrying value in excess of $50,000. Seller is not required to deposit cash received from customers for prepaid postage into separate escrow accounts.

     4.8  Personal Property Leases.  The Disclosure Letter lists all Purchased
          ------------------------
Assets and property (other than Real Property) of the Seller and that are possessed by the Seller under an existing lease, including all trucks, automobiles, machinery, equipment, furniture and computers, except for any lease under which the aggregate annual payments are less than $5,000 (each, an "Immaterial Lease"). The Disclosure Letter also lists the leases under which such assets and property listed in the Disclosure Letter are possessed. All of such leases (excluding "Immaterial Leases") are referred to herein as the "Personal Property Leases."

     4.9  Accounts Receivable. The Accounts Receivable included in the Purchased
          -------------------
Assets are bona fide Accounts Receivable created in the ordinary course of business. To the knowledge of the Seller, except as set forth in the Disclosure Letter, the Seller has no reason to believe that such Accounts Receivable are not good and collectible at the aggregate recorded amounts thereof (in each case, net of the reserves for such items included on the Balance Sheet). The Disclosure Letter includes a correct and complete Accounts Receivable aging of the Seller as of the Balance Sheet Date reflecting the aggregate dollar amount of all Accounts Receivable due the Seller which have been outstanding for: 30 days or less; more than 30 but less than 61 days; more than 60 but less than 91 days; and more than 90 days.

     4.10  Accounts Payable; Inventory.  All accounts payable as set forth on
           ---------------------------
the Balance Sheet or arising since the date thereof have been incurred in the ordinary course of business. Except as disclosed on the Balance Sheet or the Disclosure Letter, the Seller has no material amounts of Inventory held for use in the conduct of the Business.

     4.11  Liabilities.  The Seller does not have any Liabilities and none of
           -----------
the Purchased Assets are subject to any material Liabilities, except (a) as specifically disclosed on the Balance Sheet, (b)

Liabilities incurred primarily in the operation of the Business in the ordinary course since the Balance Sheet Date (none of which results from, arising out of, relates to, is in the nature of, or caused by any breach of contract, warranty, tort, infringement or violation of law), and (c) Liabilities under any Contracts expressly assumed under the Conveyance Documents.

     4.12  Taxes.  The Seller has duly filed all Tax Returns that are required
           -----
to be filed and that were due prior to the Closing Date, and has paid or properly accrued all Taxes that were due to be paid by the Seller. All such Tax Returns were correct and complete in all material respects. All Taxes that the Seller has been required by law to withhold or to collect have been duly withheld and collected and have been paid over to the proper governmental authorities or are properly held by The Seller for such payment. To the knowledge of Seller, there are no proceedings or other actions, nor to the knowledge of Seller, is there any basis for any proceedings or other actions, for the assessment or collection of additional Taxes with respect to the Business or the Purchased Assets.

     4.13  Legal Proceedings and Compliance with Law.
           -----------------------------------------

          (a) Except as set forth in the Disclosure Letter, there is no Litigation that is pending or, to the knowledge of Seller, threatened against or related to Seller which is related to the operation of the Business. The Seller has conducted the Business in compliance with all Laws applicable to the Business except where non-compliance would not have a Material Adverse Effect. The Seller has not received any notice from any governmental entity regarding any alleged Default under any Law except those that have been cured without material cost or that would not have a Material Adverse Effect. There has been no Default with respect to any Court Order applicable to Seller.

          (b) Without limiting the generality of Section 4.13(a), to the knowledge of Seller, except as set forth in the Disclosure Letter, there is no Environmental Condition (i) at any premises at which the Business is currently conducted, (ii) at any property owned, leased or operated at any time by the Seller or any Person controlled by Seller, or (iii) at any property at which wastes have been deposited or disposed by or at the behest or direction of Seller or any Person controlled by any Affiliate of Seller, nor has Seller received written notice of any such Environmental Condition in either case which would or could have a Material Adverse Affect. "Environmental Condition" means any condition or circumstance, including the presence of Hazardous Substances, whether created by Seller (or any predecessor of Seller) or any third party, at or relating to any such property or premises that would (i) require or be subject to abatement, correction, assessment or investigation under an Environmental Law, (ii) give rise to any civil or criminal liability under an Environmental Law, or (iii) create a public or private nuisance. "Environmental Law" means all Laws and Court Orders relating to pollution or protection of the environment as well as any principles of common law under which a Person may be held liable for the release or discharge of any materials into the environment.

          (c) The Seller has delivered to the Buyer correct and complete copies of any written reports, studies or assessments in the possession or control of Seller that relate to any Environmental Condition. To the knowledge of Seller after due inquiry, there are no other written reports, studies or assessments, whether or not in the possession or control of Seller, that relate to any Environmental Condition.

          (d) Except in those cases where the failure would not have a Material Adverse

Effect or as set forth in the Disclosure Letter, (i) the Seller has obtained and is in full compliance with all Permits that are included in the Purchased Assets, all of which are listed in the Disclosure Letter along with their respective expiration dates, that are required for the ownership of the Purchased Assets or operation of the Business and Purchased Assets as currently operated by the Seller, (ii) all of such Permits are currently valid and in full force and (iii) the Seller has filed such timely and complete renewal applications as may be required with respect to such Permits. To the knowledge of Seller, no revocation, cancellation or withdrawal of any such Permit has been threatened.

     4.14  Contracts.
           ---------

          (a) The Disclosure Letter lists each Contract of the following types to which the Seller is a party or by which it is bound or that are included in the Purchased Assets:

               (i) Contracts with any present or former stockholder, director, officer, employee, partner or consultant or with any Affiliate of Seller;

               (ii) Contracts for the purchase of, or payment for, supplies or products, or for the performance of services, from or by a third party, in excess of $5,000 with respect to any one supplier or other party;

               (iii) Contracts to sell any product inventory or other property or provide any service to a governmental or regulatory body or third party;

               (iv) Contracts limiting or restraining it from engaging or competing in any lines or business with any Person or concerning confidentiality;

               (v) Contracts with any customer providing for a volume refund, retrospective price adjustment or price guarantee;

               (vi) Contracts to lease to or to operate for any other party any asset that involve an amount in excess of $50,000 in any individual case (other than Real Property Leases and Personal Property Leases identified in the Disclosure Letter);

               (vii) Any notes, debenture, bonds, conditional sale agreements, equipment trust agreements, letter of credit agreements, reimbursement agreements, loan agreements or other Contracts for the borrowing or lending of money (including loans to or from officers, directors, partners or stockholders or with Affiliates of any shareholder of Seller or any members of the immediate family of any shareholder), or agreements or arrangements for a line of credit or for a guarantee of, or other undertaking in connection with, the indebtedness of any other Person;

               (viii) Contracts creating or recognizing any Encumbrances with respect to any of the Purchased Assets;

               (ix) Contracts with distributors, manufacturers sales representatives or other sales agents;

               (x) Contracts that relate in whole or in part to any software, technical assistance or other know-how or other Intellectual Property right;

               (xi) Contracts for any capital expenditure or leasehold improvement in excess of $50,000; and

               (xii) Any other Contracts (other than those that may be terminated on not more than 30 days' notice without Liability and those described in any of (i) through (xi) above) not made in the ordinary course of business of the Seller or which are material to the Business or the Purchased Assets.

          (b) Except as set forth in the Disclosure Letter, the Seller is not in
Default under any Contract included in the Purchased Assets.   Except as set
forth in the Disclosure Letter, to the knowledge of Seller, Seller has not received any written communication from, or given any written communication to, any other party indicating that the Seller or such other party, as the case may
be, is in Default under any such Contract.   Except as set forth in the
Disclosure Letter, the Seller, and to the knowledge of the Seller, all other parties to any such contract, is not in Default thereunder. Each of the Contracts listed in the Disclosure Letter, except as set forth in the Disclosure Letter, is valid and enforceable in accordance with its terms; the Seller is, and to the knowledge of the Seller, all other parties thereto are, in compliance with the provisions thereof. To the knowledge of the Seller and, after due inquiry, except for those consents that have been obtained, none of the rights of the Seller under any Contract will be impaired by the consummation of the transactions contemplated hereby, and all such rights will be enforceable by the Buyer after the Closing without the consent or agreement of any other party.

     4.15 Intellectual Property. The Seller does not currently use nor has it
          ---------------------
previously used in the operation of the Business any Intellectual Property except for that listed in the Disclosure Letter. Except as set forth in the Disclosure Letter, the Seller owns or has the lawful right to use all Intellectual Property that is used in the conduct of the Business and necessary for the operation of the Business in the ordinary course. To the knowledge of Seller, there is no default under any agreement in regard to such Intellectual Property and all such rights and agreements are enforceable and will continue after Closing. All of the Intellectual Property listed in the Disclosure Letter as owned by the Seller is owned by the Seller free and clear of any Encumbrances, or used pursuant to a valid agreement that is described in the Disclosure Letter. Except in such cases that would not have a Material Adverse Effect, the Seller does not infringe upon or unlawfully or wrongfully use any Intellectual Property rights owned or claimed by another Person, and the Seller is not in Default, and has not received any notice of any claim of infringement or any other claim or proceeding, with respect to any such Intellectual Property. Except for any rights under written licenses or other written Contracts, no current or former employee of the Seller and no other Person owns or has any proprietary, financial or other interest, direct or indirect, in whole or in part, and including any right to royalties or other compensation, in any of the Intellectual Property, or in any application therefor.

     4.16  Employee Relations.
           ------------------

          (a) Except as described in the Disclosure Letter, the Seller is not, with respect to the Division (a) a party to or otherwise bound by any collective bargaining or other type of union agreement, (b) a party to, involved in or, to the knowledge of the Seller, threatened by, any labor dispute, unfair labor practice charge or union organizing campaign, or (c) currently negotiating any collective bargaining agreement, and the Seller has not experienced any work stoppage during the last three years.

          (b) With respect to the employees of the Division, the Seller is in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and is not engaged in any unfair labor practice. With respect to the employees of the Division, there are no outstanding claims against the Seller (whether under Law, Contract, policy, or otherwise) asserted by or on behalf of any such present or former employee on account of or for (i) overtime pay, other than overtime pay for work done in the current payroll period, (ii wages or salary for any period other than the current payroll period, (ii any amount of vacation pay or pay in lieu of vacation time off, other than vacation time off or pay in lieu thereof earned in or in respect of the current fiscal year, (iv) any amount of severance pay or similar benefits, (v) unemployment insurance benefits, (vi) workers' compensation or disability benefits, (vii) any material violation of any Law relating to plant closings, employment terminations or layoffs, including but not limited to The Workers Adjustment and Retraining Act, (viii) any violation of any Law relating to employee "whistleblower" or "right-to-know" rights and protection, (ix) any material violation of any Law relating to the employment obligations of federal contractors or subcontractors or (x) any violation of any Law relating to minimum wages or maximum hours of work, and the Seller is not aware of any such claims which have not been asserted. No Person (including any governmental body) has asserted or threatened any claims against the Seller under or arising out of any Law relating to discrimination or occupational safety in employment or employment practices.

     4.17  ERISA.
           -----

          (a) The Disclosure Letter contains a complete list of all Benefit Plans sponsored or maintained by the Seller or under which the Seller may be obligated. The Seller has delivered to the Buyer, to the extent applicable, (i) accurate and complete copies of all Benefit Plan documents and all other material documents relating thereto, including all summary plan descriptions, summary annual reports and insurance contracts, (ii) accurate and complete detailed summaries of all unwritten Benefit Plans, (iii) accurate and complete copies of the most recent financial statements and actuarial reports with respect to all Benefit Plans for which financial statements or actuarial reports are required or have been prepared and (iv) accurate and complete copies of all annual reports for all Benefit Plans (for which annual reports are required) prepared within the last three years. Each Benefit Plan providing benefits that are funded through a policy of insurance is indicated by the word "insured" placed by the listing of the Benefit Plan in the Disclosure Letter.

          (b) All Benefit Plans conform (and, to the knowledge of Seller, for the past six years have conformed) to, and are being administered and operated (and to the knowledge of Seller for the past six years have been administered and operated) in material compliance with, the requirements of ERISA, the Code and all applicable Laws. All returns, reports and disclosure statements required to be made under ERISA and the Code with respect to all Benefit Plans have been timely filed or delivered or an extension for the delayed filing has been obtained from the Internal Revenue Service or the Department of Labor. There have not been any "prohibited transactions," as such term is defined in
Section 4975 of the Code or Section 406 of ERISA involving any of the Benefit Plans, that could subject The Seller to any penalty or tax imposed under the Code or ERISA.

          (c) Any Benefit Plan that is intended to be qualified under Section 401(a) of the Code and exempt from tax under Section 501(a) of the Code has been determined by the Internal Revenue Service to be so qualified, and such determination remains in effect and has not been revoked (or an application for such determination will be timely filed with the Internal Revenue Service). Copies of the most recent IRS determination letters, if any, applicable to the Benefit Plans have been delivered to the Buyer. To the knowledge of Seller, nothing has occurred since the date of any such determination (if received) that would affect materially adversely such qualification or exemption, or result in the imposition of excise taxes or income taxes on unrelated business income under the Code or ERISA with respect to any Benefit Plan.

          (d) The Seller does not sponsor or contribute to (and has not sponsored or contributed to at any time during the past 6 years) a defined benefit plan subject to Title IV of ERISA, nor does it have a current or contingent obligation to contribute to any multiemployer plan (as defined in Section 3(37) of ERISA) (nor had any such obligation at any time during the past 6 years). The Seller does not have any liability with respect to any employee benefit plan (as defined in Section 3(3) of ERISA) other than with respect to the Benefit Plans. For purposes of this Section 4.19(d), the term "Seller" shall include any corporation that is a member of any controlled group of corporations (as defined in Section 414(b) of the Code) that includes the Seller, any trade or business (whether or not incorporated) that is under common control (as defined in Section 414(c) of the Code) with the Seller, any organization (whether or not incorporated) that is a member of an affiliated service group (as defined in Section 414(m) of the Code) that includes the Seller and any other entity required to be aggregated with the Seller pursuant to the regulations issued under Section 414(o) of the Code.

          (e) There are no pending or, to the knowledge of Seller threatened, claims by or on behalf of any Benefit Plans, or by or on behalf of any individual participants or beneficiaries of any Benefit Plans, alleging any breach of fiduciary duty on the part of the Seller or any of its officers, directors or employees under ERISA or any applicable Law, or claiming benefit payments other than those made in the ordinary operation of such plans, nor is there, to the knowledge of Seller, any basis for any such claim. To the knowledge of Seller, the Benefit Plans are not the subject of any investigation, audit or action by the Internal Revenue Service, the Department of Labor or the Pension Benefit Guaranty Corporation ("PBGC").

          (f) The Seller has made all required contributions under its Benefit Plans on a timely basis, or such contributions are properly accrued on the Financial Statements.

          (g) With respect to any Benefit Plan that is an employee welfare benefit plan (within the meaning of Section 3(1) of ERISA) (a "Welfare Plan"),
(i) each Welfare Plan for which contributions are claimed as deductions under any provision of the Code is in material compliance with all applicable requirements pertaining to such deduction, (ii) with respect to any welfare benefit fund (within the meaning of Section 419 of the Code) related to a Welfare Plan, there is no disqualified benefit (within the meaning of Section 4976(b) of the Code) that would result in the imposition of a tax under Section 4976(a) of the Code, (iii) any Benefit Plan that is a group health plan (within the meaning of Section 4980B(g)(2) of the Code) complies, and in each and every case has complied, with all of the material requirements of Section 4980B of the Code, ERISA, Title XXII of the Public Health Service Act and the applicable provisions of the Social Security Act, and (iv) all Welfare Plans may be amended or terminated by The Seller at any time on or after the Closing Date.

     4.18  Absence of Certain Changes.  Except as contemplated by this Agreement
           --------------------------
or as set forth in the Disclosure Letter, since the Balance Sheet Date, except as mutually agreed, the Seller has conducted the Business in the ordinary course and there has not been:

          (a) any material adverse change in the Business, the Purchased Assets or Liabilities related to the Seller or any material event outside the ordinary course of business;

          (b) any increase in the compensation payable or to become payable to any director, officer, employee or agent, except for increases for non-officer employees made in the ordinary course of business, nor any other change in any employment or consulting arrangement;

          (c) any sale, assignment or transfer, lease, license of any material Purchased Assets, or any additions to or transactions involving any material Purchased Assets, other than those made in the ordinary course of business;

          (d) other than in the ordinary course of business, any waiver, write-off, or release of any claim or right or cancellation of any debt held;

          (e) other than in the ordinary course of business, any payment to any Affiliate of the Seller;

          (f) any change in the accounting policies followed by the Seller or the method of applying such policies;

          (g) any capital expenditure commitment involving in any individual case, or series of related cases, more than (i) $25,000 or (ii) an amount that would cause the sum of all such capital expenditure commitments to exceed $50,000; or

          (h) other than in the ordinary course, any new agreements, modifications, or termination of existing Contracts, the incurrance of any Liabilities, change in Employee Benefits, or damage, destruction or loss of any material Assets.

     4.19  Customers.  Except as set forth in the Disclosure Letter, the Seller
           ---------
has used reasonable business efforts to maintain, and, to the knowledge of Seller, currently maintains, good working relationships with all of the customers of each Division. The Disclosure Letter contains, with respect to the year ended December 31, 1997 a list of the names of the ten customers that were the largest dollar volume customers of products and services sold and provided by each Division for such year. Except as set forth in the Disclosure Letter, to the knowledge of Seller, none of such customers has given the Seller notice or advised the Seller or its representatives terminating, canceling or threatening to terminate or cancel any Contract or relationship with the Seller.

     4.20  Finder's Fees.  Other than Hunter Capital Group, LLC, whose fees and
           -------------
expenses will be paid by the Seller, no Person retained by the Seller or any of its shareholders is or will be entitled to any commission or finder's or similar fee in connection with the Transactions.

     4.21  Additional Information.  The Disclosure Letter accurately lists the
           ----------------------
names of all officers and directors of the Seller and all names under which the Seller has conducted the Business or which it has otherwise used in connection with the Business at any time since August 8, 1996.

     4.22  Full Disclosure.  There are and will be no materially misleading
           ---------------
misstatements in any of the representations and warranties made by the Seller in this Agreement, the Disclosure Letter, the Exhibits to this Agreement or any other Transaction Document or in any of the certificates delivered or to be delivered by the Seller pursuant to this Agreement taken as a whole, and the Seller has not omitted to state any fact necessary to make statements made herein or therein not materially misleading.

  5. Representations and Warranties of the Buyer.  Each of DDS, DHL, DHFL and
     -------------------------------------------
FirstService, jointly and severally, hereby represents and warrants to the Seller that the statements contained in Section 5 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were SUBSTITUTED for the date of this Agreement).

     5.1  Corporate.  Each of DDS and FirstService is a corporation duly
          ---------
organized, validly existing and in good standing under the laws of the Ontario. Each of DHL and DHFL is a corporation duly organized, validly existing and in good standing under the laws of the Delaware. Each Buyer has the requisite power and authority to execute and deliver the Transaction Documents to which it is a party and to perform the Transactions to be performed by it thereunder, and such execution, delivery and performance by it have been duly authorized by all necessary corporate action. No Buyer is insolvent or will be rendered insolvent upon the consummation of the Transactions.

     5.2  Enforceability.  Each Transaction Document to which any Buyer is a
          --------------
party constitute valid and binding obligations of such Buyer, enforceable against it in accordance with their terms.

     5.3  Consents and Approvals.  Except for the required filing under the HSR
          ----------------------
Act, neither the execution and delivery by any Buyer of the Transaction Documents to which it is a party nor the performance of the Transactions to be performed by it thereunder, will require any filing, consent or approval or constitute a Default under (a) any Law or Court Order to which it is subject,
(b) its Charter Documents or bylaws or (c) any Contract, Permit or other document to which it is a party or by which its properties or other assets may be subject.

     5.4  Finder's Fees.  No Person retained by any Buyer is or will be entitled
          -------------
to any commission or finder's or similar fee in connection with the Transactions.

     5.5  Full Disclosure.  There are and will be no materially misleading
          ---------------
misstatements in any of the representations and warranties made by any Buyer in any Transaction Document, the Disclosure Letter, the Exhibits to this Agreement or in any of the certificates delivered or to be delivered by any Buyer pursuant to this Agreement taken as a whole and no Buyer has omitted to state any fact necessary to make statements made herein or therein not materially misleading.

 6.  Certain Agreements.
     ------------------

     6.1  Restrictive Covenants.
          ---------------------

          (a) Seller shall not during the period of three years after the Closing (the "Restricted Period"), directly or indirectly, own, manage, operate, join, control, finance or participate in the ownership, management, operation, control or financing of, or be connected as a partner, principal, agent, representative, consultant or otherwise with or use or permit its or his name to be used in connection with, any business or enterprise engaged directly or indirectly in competition with the Business at any time during the Restricted Period within any portion of the United States (the "Restricted Business"). It is recognized by the Seller that the Restricted Business is and is expected to continue to be conducted throughout the United States and that more narrow geographical limitations of any nature on this non-competition covenant (and the non-solicitation covenant set forth in Section 6.1(b)) are therefore not appropriate. The foregoing restriction shall not be construed to prohibit (i) the ownership by the Seller as a passive investment of not more than five percent of any class of securities of any public or private corporation which is engaged in any of the foregoing businesses, (ii) the provision of services that are directly or indirectly in competition with the Business that are ancillary to Contracts associated with any of the Seller's businesses (other than the Business) or the provision of services that are directly or indirectly in competition with the Business, which the aggregate of all such services under this clause (ii) represent less than $1,000,000 on an annual basis; provided that in any case, the Seller shall not transact business with any existing customers of the Division that is not also a customer of any of its telemarketing, customer care or interactive voice response businesses.

          (b) Seller shall not during the Restricted Period, directly or indirectly, (i) call on, solicit or contract with any Person who or which within the past two years has been a customer with respect to the Restricted Business, or (ii) hire, solicit the employment or utilize the services of any person listed on Exhibit 6.1(b) hereto

          (c) The Seller acknowledges that such Confidential Information is a valuable and unique asset and Seller shall not disclose any such Confidential Information after the Closing Date to any person for any reason whatsoever, unless such information (a) is in the public domain through no wrongful act of Seller, (b) has been rightfully received from a third party without restriction and without breach of this Agreement or (c) except as may be required by Law.

          (d)  The Seller acknowledges that the restrictions contained in this
Section 6.1 are reasonable and necessary to protect the legitimate interests of the Buyer and that any violation will result in irreparable injury to the Buyer.

          (e) The Buyer shall be entitled to preliminary and permanent injunctive relief, without the necessity of proving actual Damages, as well as an equitable accounting of all earnings, profits and other benefits arising from any violation of this Section 6.1, which rights shall be cumulative and in addition to any other rights or remedies to which the Buyer may be entitled. In the event that any of the provisions of this Section 6.1 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable law in any jurisdiction, then such provisions shall be deemed reformed in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable law.

     6.2  Required Consents.  The Seller shall use its reasonable commercial
          -----------------
efforts to take,
or cause to be taken, such action to execute and deliver, or cause to be executed and delivered, such additional documents and instruments and to do, or cause to be done, all things necessary, proper or advisable (other than the payment of money) to obtain the Required Consents.

     6.3  Employment Matters.
          ------------------

          (a) Buyer shall offer employment to all employees of the Seller employed in the Business on the day before the Closing Date (the "Seller Employees," each a "Seller Employee") as an at-will-employee on the Closing Date. Those Seller Employees who are on a leave of absence due to disability (including but not limited to maternity leave) which terminates within the one-year period beginning on the Closing Date and which are listed on the Disclosure Letter shall receive an offer of employment from Buyer on the date such leave of absence terminates and Buyer provide health and other benefits consistent with the practices of FirstService. The terms of employment offered to such Seller Employees shall be based on Buyer's employment practices and policies, provided that it shall be a term of such offer that each such Seller Employee be entitled to receive cash compensation (including bonuses) based on a pay scale which is no less generous than the Companies pay scale. Buyer shall assume any and all obligations for vacation, sick and personal leave earned by Seller Employees who accept employment with Buyer, all of which data is set forth on the Disclosure Letter. All employees who report to work following the Closing Date shall be deemed to have accepted employment with the Buyer.

          (b) Buyer shall not assume any obligations arising under any "employee benefit plan" (as such term is defined in Section 3(3) of ERISA) which the Seller maintains relating to any Seller Employee (collectively the "Plans").

          (c) It is the intention of the parties that the Seller not be obligated to offer "continuation coverage" as provided by Part 6 of Title I of the Employee Retirement Income Security Act of 1974, as amended and Section 4980B of the Internal Revenue Code ("COBRA") under Seller's group health plans with respect to the Seller Employees who accept Buyer's offer of employment. Buyer shall provide as of the Closing Date such Seller Employees with immediate and full coverage under group health plans which provide coverage which is comparable to the coverage such under the Seller's group health plans and without regard to any waiting period or eligibility requirement or pre-existing condition exclusions that may otherwise be applicable. Buyer or its Affiliates shall comply with all COBRA obligations applicable to group health plans maintained or established by Buyer or its Affiliates on or after the Closing Date for the benefit of Seller Employees who accept employment with Buyer, or its Affiliates.

          (d) Pursuant to the "Alternative Procedure" provided in Section 5 of Revenue Procedure 84-77, 1984-2 C.B. 753, with respect to filing and furnishing Internal Revenue Service Forms W-2, W-3 and 941, (i) the Seller and the Buyer shall report on a "predecessor-successor" basis as set forth therein, (ii) the Seller shall be relieved from furnishing Forms W-2 to transferred employees and
(iii) the Buyer shall assume the obligations of the Seller to furnish such forms to such employees for the full 1998 calendar year.

     6.4  Accounting Matters. For a period ending on the 60th day following the
          ------------------
Closing Date, on behalf of Buyer and without charge, the Seller shall continue to perform all accounting functions on behalf of the Business on a basis consistent with past practice and the Buyer and its representatives shall have access to such accounting matters at all reasonable times.

     6.5  Right of First Refusal.  All of the current business being conducted
          ----------------------
by Seller with the Division shall continue after the Closing with the Buyer on the same terms and conditions pertaining to the pre-Closing period. During the three-year period commencing on the Closing Date, DHL shall have a right of first refusal on any business opportunities (the "Third-Party Opportunities") within the Restricted Business that are generated by the Seller's telemarketing, customer care and interactive voice response activities. The Seller shall provide DHL with prompt notice of such Third-Party Opportunities as they occur from time-to-time, and provided that DHL's proposal (i) is acceptable to the applicable customer of the Seller and (ii) on a basis, economic and otherwise, in all material respects that is equal or superior to each proposal that Seller receives from other Persons engaged in the Restricted Business, the Seller shall award such Third-Party Opportunity to DHL. The Seller and DHL each acknowledge that since the timely negotiation and performance of any Third-Party Opportunity will be critical to the Seller's retention of the applicable customer as its continuing customer, time shall be of the essence with respect to the rights conferred to DHL pursuant to this Section 6.5.

7.   Conduct of the Business Pending Closing.
     ---------------------------------------

     7.1  Operation in Ordinary Course.  Between the date of this Agreement and
          ----------------------------
the Closing Date, the Seller shall conduct the Business in all material respects in the ordinary course and will use commercially reasonable efforts to maintain all current business relationships related to the Business.

     7.2  Business Organization.  Between the date of this Agreement and the
          ---------------------
Closing Date, the Seller shall use commercially reasonable efforts to preserve substantially intact the organization of the Business and keep available the services of its present officers and employees.

     7.3  Corporate Organization.  Between the date of this Agreement and the
          ----------------------
Closing Date, the Seller shall not sell, lease, license or otherwise dispose of any of the Purchased Assets, except in the ordinary course of business.

     7.4  Business Restrictions.  Between the date of this Agreement and the
          ---------------------
Closing Date, except as mutually agreed, the Seller shall not:

          (a) other than in the ordinary course borrow any funds or otherwise become subject to, whether directly or by way of guarantee or otherwise, any indebtedness for borrowed money on the Purchased Assets or otherwise create any Encumbrance on any of the Purchased Assets;

          (b) make any capital expenditure or acquire any property or assets with respect to the Division other than in the ordinary course;

          (c) enter into any agreement that restricts the Seller from carrying on the Business;

          (d) cancel any debts of others or waive any claims or rights involving the Business; or

          (e) act or omit from taking any action which would cause any of the representations and warranties in Section 4 to be inaccurate in any material respect.

     7.5  Update Disclosure Letter.  Between the date hereof and the Closing
          ------------------------
Date, the Seller shall promptly disclose to Buyer in writing any information set forth in the Disclosure Letter which is no longer applicable and any information of the nature of that set forth in the Disclosure Letter which arises after the date hereof and which would have been required to be included in the Disclosure Letter if such information had been obtained on the date of delivery thereof.

 8.  Conditions Precedent to the Obligations of the Buyer.
     ----------------------------------------------------

     All obligations of the Buyer to consummate the Transactions are subject to the satisfaction (or waiver by the Buyer) prior thereto of each of the following conditions:

     8.1  Legality.  No Law or Court Order shall be pending or threatened that
          --------
prevents or that seeks to restrain the consummation, or challenges the validity or legality, of the Transactions.

     8.2  Representations and Warranties.  The representations and warranties
          ------------------------------
of the Seller set forth in this Agreement shall be true and correct on the date hereof in all material respects and (except to the extent such representations and warranties speak as of an earlier date) shall also be true and correct in all material respects on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date.

     8.3  Agreements, Conditions and Covenants.  The Seller shall have
          ------------------------------------
substantially performed or complied with all agreements, conditions and covenants required by this Agreement to be performed or complied with by it on or before the Closing Date.

     8.4  Certificates.  The Buyer shall have received a certificate of the
          ------------
Chief Operating Officer or Chief Financial Officer as to the effect set forth in Sections 8.2 and 8.3 hereof.

     8.5  HSR Act.  The waiting period applicable to the consummation of the
          -------
Transactions under the HSR Act shall have expired or been terminated.

     8.6  Ancillary Documents.  The Seller shall have tendered executed copies
          -------------------
of the respective Transaction Documents to which they are intended to be parties.

     8.7  Required Consents.  The Seller shall have obtained the Required
          -----------------
Consents.

     8.8  Legal Opinion.  The Buyer shall have received an opinion of counsel to
          -------------
Seller in substantially the form attached as Exhibit  3.2(b) hereto.

 9.  Conditions Precedent to the Obligations of the Seller.
     -----------------------------------------------------

     All obligations of the Seller to consummate the Transactions are subject to the satisfaction (or waiver by the Seller) prior thereto of each of the following conditions:

     9.1  Legality.  No Law or Court Order shall be pending or threatened that
          --------
prevents or that
seeks to restrain the consummation, or challenges the validity or legality, of the Transactions.

     9.2  Representations and Warranties.  The representations and warranties
          ------------------------------
of the Buyer set forth in this Agreement shall be true and correct in all material respects on the date hereof and (except to the extent such representations and warranties speak as of an earlier date) shall also be true and correct in all material respects on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date.

     9.3  Agreements, Conditions and Covenants.  The Buyer shall have
          ------------------------------------
performed or complied with all agreements, conditions and covenants required by this Agreement to be performed or complied with by it on or before the Closing Date, including the delivery of the Purchase Price.

     9.4  HSR Act.  The waiting period applicable to the consummation of the
          -------
Transactions under the HSR Act shall have expired or been terminated.

     9.5  Ancillary Documents.  The Buyer shall have tendered executed copies
          -------------------
of the respective Transaction Documents to which they are intended to be parties.

     9.6  Legal Opinion.  The Seller shall have received an opinion of counsel
          -------------
to Buyer in substantially the form attached as Exhibit 3.2(a) hereto.

     9.7  Required Consents.  The Seller shall have obtained the Required
          -----------------
Consents.

 10. Indemnification.
     ---------------

     10.1 Indemnification by the Seller. The Seller shall indemnify and hold
          -----------------------------
harmless the Buyer and its respective shareholders Affiliates, officers, directors, employees, agents, successors and assigns (each, an "Indemnified Buyer Party") from and against any and all Damages that such Indemnified Buyer Party may sustain, suffer or incur that result from, arise out of or relate to
(a) any Excluded Liability or (b) any breach of or any inaccuracy in any representation, warranty, covenant or agreement of the Seller contained in this Agreement, including any breach of the obligation to indemnify hereunder, (c) Liability under Section 6.3(b) or (d) any Liability from any non-compliance with the Pennsylvania Bulk Sales Act.

     10.2 Indemnification by the Buyer.  The Buyer shall indemnify and hold
          ----------------------------
harmless the Seller and each of its respective shareholders, Affiliates, officers, directors, employees, agents, successors and assigns (each an "Indemnified Seller Party") from and against any Damages that such Indemnified Seller Party may sustain, suffer or incur that result from, arise out of or relate to (a) any Assumed Liability, or (b) any breach of or inaccuracy in any representation, warranty, covenant or agreement of the Buyer contained in this Agreement, including any breach of the obligation to indemnify hereunder.

     10.3 Procedure for Claims.
          --------------------

          (a) Any Indemnified Buyer Party or any Indemnified Seller Party that desires to seek indemnification under any part of this Section 10 (each, an "Indemnified Party") shall give notice (a "Claim Notice") to each party responsible or alleged to be responsible for indemnification hereunder (an "Indemnitor"). Such Claim Notice shall briefly explain the nature of the claim and the parties known to be involved, and shall specify the amount thereof. If the matter to which a claim relates shall not have been resolved as of the date of the Claim Notice, the Indemnified Party shall estimate the amount of the claim in the Claim Notice, but also specify therein that the claim has not yet been liquidated (an "Unliquidated Claim"). If an Indemnified Party gives a Claim Notice for an Unliquidated Claim, the Indemnified Party shall also give a second Claim Notice (the "Liquidated Claim Notice") within 60 days after the matter giving rise to the claim becomes finally resolved, and the Liquidated Claim Notice shall specify the amount of the claim. Each Indemnitor to which or whom a Claim Notice is given shall respond to any Indemnified Party that has given a Claim Notice (a "Claim Response") within 30 days (the "Response Period") after the later of (i) the date that the Claim Notice is given or (ii) if a Claim Notice is first given with respect to an Unliquidated Claim, the date on which the Liquidated Claim Notice is given. Any Claim Notice or Claim Response shall be given in accordance with the notice requirements hereunder, and any Claim Response shall specify whether or not the Indemnitor giving the Claim Response disputes the claim described in the Claim Notice. If any Indemnitor fails to give a Claim Response within the Response Period, such Indemnitor shall be deemed not to dispute the claim described in the related Claim Notice. If any Indemnitor elects not to dispute a claim described in a Claim Notice, whether by failing to give a timely Claim Response or otherwise, then the amount of such claim shall be conclusively deemed to be an obligation of such Indemnitor.

          (b) If any Indemnitor shall be obligated to indemnify an Indemnified Party hereunder, such Indemnitor shall pay to such Indemnified Party within 30 days after the last day of the applicable Response Period the amount to which such Indemnified Party shall be entitled. If there shall be a dispute as to the amount or manner of indemnification under this Section 10, the Indemnitor and the Indemnified Party shall seek to resolve such dispute through negotiations and, if such dispute is not resolved within twenty days, the Indemnified Party may pursue whatever legal remedies may be available for recovery of the Damages claimed from any Indemnitor. If any Indemnitor fails to pay all or part of any undisputed indemnification obligation when due, then such Indemnitor shall also be obligated to pay to the applicable Indemnified Party interest on the unpaid amount for each day during which the obligation remains unpaid at an annual rate equal to 10%.

          (c) Notwithstanding any other provision of this Agreement, (i) no Indemnified Party shall be entitled to indemnification hereunder for Damages arising out of or based upon any inaccuracy in or breach of any representation or warranty made in or pursuant to this Agreement or any other Transaction Document until the aggregate of all Damages to all Indemnified Parties in the group to which such Indemnified Party belongs (either Indemnified Buyer Parties, as a group, or Indemnified Seller Parties, as a group) exceeds $250,000 (the "Basket Amount") and then such Indemnified Party shall be entitled to indemnification for all of its Damages, and (ii) no Indemnitor shall be liable under this Agreement for any Damages in excess of the Indemnification Limitation (defined below) arising out of or based upon any inaccuracy in or breach of any representation or warranty made in or pursuant to this Agreement or any other Transaction. The limitations of this paragraph (c), however, shall not apply to any (i) breaches of any representations or warranties contained in Sections 4.12, 4.13(a), 4.13(b), 4.13(d) or 4.17 or (ii) covenants or agreements
contained in Section 6 hereof.   For purposes hereof, the Indemnification
Limitation shall mean $5,000,000. In addition, the Buyer may set-off any amounts that it is entitled to indemnification hereunder against any Contingent Payment; provided, however, that the Buyer may no set-off any such amounts against the Holdback.

     10.4 Claims Period.  Any claim for indemnification under this Section 10
          -------------
for a breach of a representation or warranty shall be made by giving a Claim Notice under Section 10.3 on or before the applicable "Expiration Date" specified below in this Section 10.4, or the claim under this Agreement shall be
invalid.   The Expiration Date shall mean the second anniversary of the Closing
Date, provided, however, that the Expiration Date shall mean the date on which the applicable statute of limitations expires with respect to any claim for Damages related to (a) a breach of any representation or warranty of a party to this Agreement that relates to Taxes, (b) any representation or warranty that was untrue when made with an actual intent to mislead or defraud and (c) any covenants to be performed under this Agreement, which for purposes of clarification shall not be deemed to have merged upon the Closing. If more than one of such Expiration Dates applies to a particular claim, the latest of such Expiration Dates shall be the controlling Expiration Date for such claim. So long as an Indemnified Party gives a Claim Notice for an Unliquidated Claim on or before the applicable Expiration Date, such Indemnified Party shall be entitled to pursue its rights to indemnification regardless of the date on which such Indemnified Party gives the related Liquidated Claim Notice.

     10.5 Third Party Claims.  An Indemnified Party that desires to seek
          ------------------
indemnification under any part of this Agreement with respect to any actions, suits or other administrative or judicial proceedings (each, an "Action") that may be instituted by a third party shall give each Indemnitor prompt notice of a third party's institution of such Action. After such notice, any Indemnitor may upon reasonable advance notice to the Indemnified Party, or if so requested by such Indemnified Party, any Indemnitor shall, participate in such Action or assume the defense thereof, with counsel reasonably satisfactory to such Indemnified Party; provided, however, that such Indemnified Party shall have the right to participate at its own expense in the defense of such Action; and provided, further, that the Indemnitor shall not consent to the entry of any judgment or enter into any settlement, except with the written consent of such Indemnified Party (which consent shall not be unreasonably withheld), that (a) fails to include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect of any such Action or (b) grants the claimant or plaintiff any injunctive relief against the Indemnified Party. Any failure to give prompt notice under this
Section 10.5 shall not bar an Indemnified Party's right to claim indemnification under this Section 10, except to the extent that an Indemnitor shall have been harmed by such failure.

     10.6 Exceptions to Limitations.  Nothing herein shall be deemed to limit
          -------------------------
or restrict in any manner any rights or remedies which any party has, or might have, at law, in equity or otherwise, against any other party based on a fraudulent misrepresentation.

 11. Termination.
     -----------

     11.1 Grounds for Termination.  This Agreement may be terminated at any
          -----------------------
time prior to the Closing Date:

          (a) by mutual written consent of the Buyer and the Seller;

          (b) by the Seller or the Buyer, if there shall be any Law that makes consummation of the Transactions illegal or otherwise prohibited or if any Court Order enjoining the Seller or the Buyer from consummating the Transactions is entered;

          (c) by the Buyer, if the Seller shall have breached any of its covenants hereunder in any material respect or if the representations and warranties of any Seller contained in this Agreement shall not be true and correct in any material respect, except for such changes as are contemplated by this Agreement, and, in either event, if such breach is capable of being cured, such Seller has not cured such breach within 10 business days of the Buyer's notice of an intent to terminate; or

          (d) by the Seller, if the Buyer shall have breached any of its covenants hereunder or if the representations and warranties of the Buyer contained in this Agreement shall not be true and correct, except for such changes as are contemplated by this Agreement, and, in either event, if such breach is capable of being cured, the Buyer has not cured such breach within 10 business days of the Seller's notice of an intent to terminate.

11.2 Effect of Termination.  If this Agreement is terminated pursuant to
     ---------------------
     Section 11.1, any party may pursue any legal or equitable remedies that may be available if such termination is based on a breach of another party.

12.  Payment of Expenses.  Each party hereto shall pay its own expenses for
     -------------------
lawyers, accountants, consultants, investment bankers, brokers, finders and other advisors with respect to the Transactions; provided, that the Buyer shall pay the applicable HSR Act filing fee.

13.  Contents of Agreement.  This Agreement, together with the other
     ---------------------
Transaction Documents, sets forth the entire understanding of the parties hereto with respect to the Transactions and supersedes all prior agreements or understandings among the parties regarding those matters.

14.  Amendment, Parties in Interest, Assignment, Etc.  This Agreement may be
     ------------------------------------------------
amended, assigned, modified or supplemented only by a written instrument duly executed by each of the parties hereto. If any provision of this Agreement shall for any reason be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, legal representatives, successors and permitted assigns of the parties hereto. Any term or provision of this Agreement may be waived at any time by the party entitled to the benefit thereof by a written instrument duly executed by such party.

15.  Interpretation. Unless the context of this Agreement clearly requires
     --------------
otherwise, (a) references to the plural include the singular, the singular the plural, and the part the whole, (b) "or" has the inclusive meaning frequently identified with the phrase "and/or" and (c) "including" has the inclusive meaning frequently identified with the phrase "but not limited to." The section and other headings contained in this Agreement are for reference purposes only and shall not control or affect the construction of this Agreement or the interpretation thereof in any respect. Section, subsection, schedule and exhibit references are to this Agreement unless otherwise specified. Each accounting term used herein that is not specifically defined herein shall have the meaning given to it under

  GAAP.

16.  Notices.  All notices that are required or permitted hereunder shall be
     -------
in writing and shall be sufficient if personally delivered or sent by mail, facsimile message or Federal Express or other delivery service. Any notices shall be deemed given upon the earlier of the date when received at, or the third day after the date when sent by registered or certified mail or the day after the date when sent by Federal Express to, the address or fax number set forth below, unless such address or fax number is changed by notice to the other party hereto given in accordance with the foregoing notice procedures:

     If to the Seller:

          TeleSpectrum Worldwide Inc.
          443 S. Gulph Road
          King of Prussia, PA  19406
          FAX:  610-962-5109
          Attention:  Chief Executive Officer

     with a required copy to:

          Morgan, Lewis & Bockius LLP
          2000 One Logan Square
          Philadelphia, PA 19103
          FAX: 215-963-5299
          Attention: Stephen M. Goodman, Esquire

     If to the Buyer:

          FirstService Corporation
          FirstService Building
          1140 Bay Street
          Suite 4000
          Toronto, Ontario  M5S 2B4
          FAX: 416-960-5333
          Attention: Chief Executive Officer

     With a required copy to:

          Fogler, Rubinoff
          Suite 4400
          Royal Trust Tower
          P.O. Box 95
          Toronto-Dominion Center
          Toronto, Ontario M5K 1G8
          FAX: 416-941-8852
          Attention:   Martin L. Middlestadt, Esq.

          and

          Reed Smith Shaw & McClay LLP
          2500 One Liberty Plaza
          Philadelphia, PA  19103
          FAX: 215-851-1420
          Attention: Joseph M. Sedlack, Esq.


17.  Remedies; No Third-Party Beneficiaries.  Any claim against any party
     --------------------------------------
hereto for any breach of this Agreement or in connection with any of the Transactions shall, to the extent permitted by law, be made solely pursuant to this Section 10 hereof, except to the extent provided by in Section 6.1(e). There shall be no third-party beneficiaries with respect to the Transactions or the other matters contemplated by Transaction Documents.

18.  Communications.   Except for the public announcement of the execution of
     --------------
this Agreement, without the approval of the other party, the Seller and the Buyer shall each refrain from giving notice to third parties or otherwise make any press release or other public statement concerning this Agreement or the
transactions contemplated hereby.   Notwithstanding the above, (i) each party
may communicate, whether oral or in writing, with any lenders, lessors, customers, suppliers or any other parties from whom any consents, approvals or waivers are necessary or advisable, or to whom notice is necessary or advisable, as well as with any professional advisors with respect to the transactions contemplated by this Agreement and related matters and (ii) this Section 18 shall not be interpreted to prevent any party from disclosing information as compelled by a court order, provided, however, that prior to disclosing any information concerning this Agreement or the Transactions in response to any such court order, the applicable party shall provide the other party with prompt notice of the court order so that such party may take whatever action it deems appropriate to prohibit such disclosure.

19.  Governing Law; Waiver of Jury Trial.  This Agreement shall be construed
     -----------------------------------
and interpreted in accordance with the laws of the Commonwealth of Pennsylvania, without regard to its provisions concerning conflict of laws. Each party hereto waives any right to a jury trial that may arise pursuant to any claim or controversy arising out of or relating to this Agreement, or any breach thereof.

20.  Counterparts. This Agreement may be executed in two or more counterparts,
     ------------
each of which shall be binding as of the date first written above, and all of which shall constitute one and the same instrument. Each such copy shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

21. Consent to Jurisdiction; Service of Process, etc.
    -------------------------------------------------

          (a) Each party hereto irrevocably and unconditionally (i) agrees that any suit, action or other legal proceeding (collectively, "Suit") arising out of this Agreement may be brought and adjudicated in the United States District Court for the Eastern District of Pennsylvania or, if such court does not have jurisdiction or will not accept jurisdiction, in any court of competent civil

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

jurisdiction in Montgomery County, Pennsylvania, (ii) consents and submits to the non-exclusive jurisdiction of any such court for the purposes of any such Suit and (iii) waives and agrees not to assert by way of motion, as a defense or otherwise in any such Suit, any claim that it or he is not subject to the jurisdiction of the above courts, that such Suit is brought in an inconvenient forum or that the venue of such Suit is improper.

          (b) Each party hereto also irrevocably consents to the service of any process, pleadings, notices or other papers in a manner permitted by the notice provisions of Section 16 or by any other method provided or permitted under applicable law. Each party hereto agrees that final judgment in any Suit (with all right of appeal having either expired or been waived or exhausted) shall be conclusive and that the Buyer shall be entitled to enforce such judgment in any other jurisdiction of the world by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the fact and amount of indebtedness arising from such judgment.

22.  Further Assurances.   Seller from time to time after the Closing at the
     -------------------
request of the Buyer and without further consideration shall execute and deliver such further instruments of transfer and assignment and take such other action as Buyer may reasonably require to more effectively transfer and assign to, and vest in, the Buyer good title, to each of the Purchased Assets.



IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto on the day and year first written above.

TELESPECTRUM WORLDWIDE INC.                   FIRSTSERVICE CORPORATION



By: _______________________________           By: ______________________________


DDS DYMENT DISTRIBUTION                       DDS HARRIS, LIMITED
SERVICES LTD.



By: _______________________________           By: ______________________________


DDS HARRIS FULFILLMENT, LIMITED



By: _______________________________







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